Exhibit 10.6

ODYSSEY OUTSOURCING, INC. AGREEMENT FOR PGI ENERGY FUND 1 SERIES 2010 INC. 7322 SOUTHWEST FREEWAY, SUITE 1100 HOUSTON, TX 77074 Presented by: Mark Futrell

STAFF SERVICES AGREEMENT

This Staff Services Agreement (“Agreement”) is entered into by and between:

a)	Odyssey OutSourcing Inc. (“Odyssey”), a Texas Corporation; and

b)	PGI Energy Fund 1 Series 2010 Inc. (“Client”).

I. TERM

1.1	This Agreement is effective as of June 14, 2010, and shall be effective for a period of one (1) year (“Initial Term”). At the end of Initial Term, this Agreement shall continue on a month-to-month basis (“Extended Term”) until renewed, or terminated by either party.

1.2	Either party may terminate this Agreement, at any time for any reason, by giving thirty (30) days advance written notice to the other party.

1.3	Additionally, either party may terminate this Agreement based on the terms specified in Section XI, titled Termination.

II. STAFF

2.1	Odyssey and Client shall jointly employ certain personnel (referred to individually and collectively as “Staff”) to perform work in the job classifications and states specified in Schedule A to this Agreement.

2.2	Odyssey shall hire and assume responsibility for the Staff, as provided by this Agreement, as of the effective date above, or the first day of the pay-period for which payroll is reported to Odyssey, whichever is later. Odyssey may offer optional services, such as applicant screening and testing, but will only do so upon separate written agreement.

2.3	Client shall be solely responsible for selecting those persons who will be jointly employed by Client and Odyssey. Odyssey shall not unreasonably refuse to hire any person selected by Client. Client shall cooperate with Odyssey in conducting pre- employment background investigations (or post-employment investigations with continued employment contingent or satisfactory results), as permitted by law, for such job positions as may be determined by Odyssey and/or its workers’ compensation insurer to represent significant risk. Such investigations shall be at Client’s expense.

2.4	Client expressly agrees and understands that no individual shall become Staff unless and until the individual has, prior to commencing employment, completed Odyssey’s employment application, W-4 withholding form, and form 1-9, all of which must be delivered and accepted by Odyssey, prior to employment. Client shall set the wage rates for Staff, subject to approval by Odyssey, which shall not be unreasonably withheld. No change in wage rates for Staff shall be effective or binding on Odyssey until Odyssey receives written notice from an authorized representative of Client.

2.5	Client shall have the right to discipline, demote, promote, layoff and discharge employees, with the consent of Odyssey, which shall not be unreasonably withheld.

III. EMPLOYMENT RESPONSIBILITIES

3.1	Responsibilities regarding the Staff shall be shared between Odyssey and Client, as provided by this Agreement, and as required by applicable law.

3.2	Odyssey and Client shall share, as provided by this Agreement:

a.	the right of direction and control over Staff;

b.	the right to hire, fire, discipline and reassign Staff;

c.	the right of direction and control over the adoption of employment and safety policies and the management of workers’ compensation claim filings and related procedures.

3.3	Client shall have sole responsibility to safeguard property, including but not limited to: cash, negotiable instruments, intellectual property and trade secrets. Client shall have sole responsibility to take all steps necessary to prevent or safeguard against misappropriation or theft of such property by Staff. Odyssey shall have no duty to safeguard any property and makes no representations as to the competence, skill or honesty of Staff. Odyssey will undertake special steps to screen potential Staff only upon specific written agreement to do so. Client accepts all risk that Staff may prove incompetent, untrustworthy or dishonest.

3.4	Client shall cooperate with Odyssey in establishing appropriate workplace employment and risk management policies and procedures as well as a drug-fee workplace, as allowed by law. Client shall provide Odyssey and its workers’ compensation insurer the right to inspect Client’s records and worksite(s) to verify job duties, Staff compensation, working conditions, and compliance with safety requirements during the term of this Agreement and to provide the workers’ compensation insurer the right to inspect and audit Client’s records and worksite(s) for up to one year after the end of any policy period, even if this Agreement has been terminated, provided that Client acknowledges that neither Odyssey nor any workers’ compensation insurer warrants the result of any such inspection or the absence thereof, or that the operations and/or premises are in compliance with any health and safety laws, regulations, ordinances, directives, or rules.

3.5	Client shall fully comply with all local, state and federal law relating to equal employment opportunity and non-discrimination in employment. Odyssey shall not be responsible for any action taken by Client with respect to Staff, unless Client secures prior written authorization from Odyssey for such action.

3.6	Upon Odyssey’s request, Client shall make available, at Client’s expense, same or fully equivalent employment opportunities to any Staff eligible for reinstatement, following leave under the Family & Medical Leave Act (FMLA) or any comparable law.

3.7	Upon Odyssey’s request, Client shall make available at Client’s expense, a reasonable accommodation to any Staff entitled to such, under the Americans with Disabilities Act (ADA), the Federal Rehabilitation Act or any comparable law.

3.8	Upon Odyssey’s request, Client shall make available, at Client’s expense, light duty, modified duty or modified work schedule assignments to assist Staff in returning to full time employment following a work-related illness or injury. This provision shall survive termination of this Agreement for any Staff that suffers a work-related illness or injury during the term of this Agreement.

3.9	Client shall be solely responsible for all immigration related compliance, including applying for visas and all related matters.

3.10	Client shall comply with all provisions of this Section III, without regard to whether Client or Staff would be covered by the indicated laws in the absence of this Agreement.

IV. OBLIGATIONS OF ODYSSEY

4.1	Odyssey shall be solely responsible for:

a.	Subject to Client’s complete, timely and accurate reporting of job duties, pay rates and hours worked by Staff, Odyssey shall provide timely and accurate payment of agreed on wages. Changes in Staff wages and compensation shall become effective only when agreed to by Odyssey and Odyssey shall not unreasonably withhold its consent. Client agrees that all wages and other taxable compensation of the Staff shall be reported to, and paid through, Odyssey, and that Client shall not pay Staff from its own account; provided however, if Client makes payments of any type to Staff, contrary to this Agreement, Client shall be solely responsible for all taxes, reporting requirements and other liabilities with respect to those payments, and the work performed by Staff for such payments shall be deemed solely for the benefit of Client and outside the scope of Staff’s employment with Odyssey.

b.	Subject to Client’s complete, timely and accurate reporting of wages and hours worked, Odyssey shall provide proper administration and timely payment of all applicable employer-related taxes, Social Security and Medicare taxes, and any other applicable federal, state or local employment-related taxes.

c.	Upon Client’s request, Odyssey will process payments to Staff for the Additional Compensation described in 5.1(m). By processing such payments for Client, Odyssey is not contracting to be responsible for funding such Additional Compensation, which remains the sole responsibility of Client. Subject to Client’s timely and accurate reporting of job duties and work related injuries and illness, Odyssey shall be responsible for applicable Workers’ Compensation laws relating to the reporting of injuries and completing and filling all required reports.

d.	Provision of other human resources services, including employee handbooks, unemployment claims administration, and certain government reporting.

e.	Provision of certain employee benefits at the contributions and terms specified in Schedule B to this Agreement. If at any time, Client fails to comply with the contribution and/or participation requirements specified in Schedule B to this Agreement, Odyssey may terminate this Agreement, terminate such employee benefits or increase the contribution level required.

V. OBLIGATIONS OF CLIENT

5.1	Client shall be solely responsible for:

a.	Providing Staff with a safe workplace and for complying with the Occupational Safety and Health Act(OSHA) and its regulations. Client shall, at its sole expense, provide and ensure the use of all necessary safety equipment, devices, tools and personal protective equipment.

b.	Establishing and enforcing safety policies, and providing safety training, if required.

c.	Compliance with all federal, state and local orders, rules, regulations and/or laws applicable to government contracts, if required.

d.	The adequacy, quality and safety of all goods and services produced by Client or by Staff, for Client, in the course of Client’s business.

e.	Obtaining all necessary permits and/or licenses to work and for obtaining any necessary licenses and/or permits for Staff.

f.	Maintenance of fidelity bonds (if required) and all other insurance necessary for Client’s business, which is not otherwise addressed in this Agreement.

g.	Compliance with Section 414 of the Internal Revenue Code as concerns certain pension benefit requirements.

h.	Compliance with the Workers Adjustment Retraining and Notification Act (WARN); Title VII of the Civil Rights Act of 1964, as amended; Age Discrimination in Employment Act (ADEA); Americans with Disabilities Act (ADA); Family and Medical Leave Act (FMLA); and, the Immigration Reform and Control Act of 1986 (IRCA), as amended.

i.	The direction and control of Staff as necessary to conduct Client’s business, discharge any applicable fiduciary duties, and comply with any licensure, regulatory or statutory requirements.

j.	Liability for: (i) any and all acts, errors or omissions of Staff; (ii) any alleged failure to train, discipline or discharge Staff; (iii) any alleged failure to establish and/or maintain safety training, safety procedures and proper safety equipment; and (iv) failing to provide complete and accurate information to Odyssey regarding Staff, their work, and their hours worked.

k.	Any and all obligations, including but not limited to election expenses or costs related to unfair labor practice charges, arising from or related to employee unionization and/or the provision of union benefits.

l.	Any and all causes of action, claims and/or liabilities arising out of or related in any way to the operation of any motor vehicle, equipment, tools or machinery by Client, Client’s employees or Staff.

m.	Any wage claims that may be asserted by Staff for amounts other than those reported to Odyssey by Client. This includes, but is not limited to amounts alleged due for vacation pay, holiday pay, sick leave pay, parental or family leave pay, severance pay, bonuses, commissions, stock option grants or deferred compensation. Odyssey has not contracted to fund compensation other than amounts specifically reported by Client to Odyssey. Client is solely responsible for any wages or compensation, including overtime, that was not timely and accuratley reported to Odyssey each pay period.

n.	Any fines, penalties, judgments or other relief awarded in any administrative or judicial proceeding under or relating to any of the provisions identified in this Section V. Client expressly agrees to indemnify and hold Odyssey harmless from and against any and all such fines, penalties, judgments or awards assessed or awarded against Odyssey, as well as any expenses (including attorney’s fees and court costs) incurred by Odyssey, in any administrative or judicial proceedings, under or relating to any such provisions. This obligation applies without regard to the fault or negligence of any party or parties.

VI. INSURANCE

6.1	During the term of this Agreement, Odyssey shall maintain workers’ compensation insurance covering all Staff provided under this Agreement and shall furnish a certificate(s) of insurance verifying such coverage. Odyssey retains the right to change the classification codes, where necessary, to comply with the guidelines set forth by the National Council on Compensation Insurance (NCCI) or other applicable regulatory agency. In the event that Client performs work under an Owner Controlled Insurance Program (“OCIP”), Client agrees that Odyssey will only allow credit for the OCIP once a certificate of insurance has been issued to Odyssey, verifying such coverage.

6.2	During the term of this Agreement, Odyssey may assist Client in obtaining medical and dental insurance coverage for the Staff covered by this Agreement. Such insurance coverage, if applicable, shall be defined more specifically in Schedule B of this Agreement. The Parties acknowledge that such benefits are provided directly to Client by a third party and that Odyssey is neither a provider nor sponsor of such benefit plan(s). Odyssey does not set the rates, terms or conditions of coverage. Odyssey agrees to assist Client with certain administrative responsibilities as outlined more specifically in Exhibit 1 to this Agreement. In addition, Odyssey will administer COBRA, where applicable, for insurance coverage described in Schedule B for Staff covered by this Agreement. It is agreed that the administration (including COBRA) of any insurance coverage other than that described in Schedule B and/or coverage that extends to anyone other than Staff covered by this Agreement, shall be the sole responsibility of Client.

6.3	During the term of this Agreement, Odyssey may be insured by a policy of insurance covering employment practices liability (“EPLI”). This policy may provide limited coverage to Client for certain claims related to employment practices, provided that such claims are reported to Odyssey and the insurance carrier during the Initial Term or any Extended Term of this Agreement. This coverage is subject to the terms and conditions of the policy, including annual aggregate and per claim limits, and significant deductibles. The coverage afforded to Client may be more limited than coverage that Client would be able to obtain through a policy of its own. Without regard to the fault or negligence of Client or Odyssey, Client shall pay the first $25,000 of any costs or expenses related to any claim covered by EPLI. These payments are in addition to any other obligation of Client under this Agreement.

6.4	During the Initial Term and any Extended Term of this Agreement, Client shall furnish and keep in full force and effect at all times, the following insurance on a per occurrence basis:

a.	Commercial General Liability in standard form on an “occurrence basis” covering Client’s operations, with minimum limits of :

i.	$1,000,000 General Aggregate

ii	$1,000,000 Products/Completed Operations Aggregate

iii.	$1,000,000 Personal and Advertising Injury

iv.	$1,000,000 Contractual Liability (insuring liability under this agreement)

v.	$1,000,000 Each Occurrence

b.	Other coverage may be required for special operations as determined by Odyssey.

c.	Comprehensive automobile liability insurance covering all owned, non-owned and hired vehicles operated or utilized by Client, its employees, agents and/or Staff, pursuant to this Agreement. Limits of liability shall not be less than bodily injury/property damage combined single limit of $1,000,000 per occurrence

d.	Client shall cause its insurance carrier(s) to provide a certificate of insurance to Odyssey, providing for not less than thirty (30) days advance notice to cancellation or material change, of all coverages required thereby.

e.	Client shall cause Odyssey to be named as an additional insured on all policies and under all coverages required hereby. Client hereby expressly and contractually agrees to indemnify and hold Odyssey harmless from and against any losses, damages and cause of action, including attorney’s fees and court costs, resulting from Client’s failure to comply with this Section VI. Client shall endorse all policies of insurance required under this agreement to waive subrogation rights against Odyssey.

f.	Client shall maintain the insurance required under this Agreement only through insurers having an A.M. Best rating of B+ or higher.

VII. FEES; PAYMENTS

7.1	Odyssey may require Client to provide a security deposit as set forth in Schedule A to this Agreement. Odyssey may increase the amount of the required deposit based on any increase in the number of cost of Staff provided to Client or any payment default by Client. Odyssey may, in its sole discretion, apply the deposit to any amount owed by Client to Odyssey. Any remaining balance of the deposit will be remitted to Client within forty-five (45) days after termination of this Agreement.

7.2	Client agrees to pay Odyssey a non-refundable set-up fee as set forth in Schedule A to this Agreement.

7.3	Client shall pay Odyssey, in addition to Total Payroll, those percentages of the Total Payroll by employee class as set forth in Schedule A to this Agreement. “Total Payroll” means the sum of gross wages (including overtime), bonuses and other employee compensation. “Total Payroll” does not include the cost of employee benefits.

7.4	During the Initial Term of this Agreement, Odyssey shall not increase the fee percentage specified in Schedule A to this Agreement except based on increase in employment taxes and/or workers’ compensation insurance premiums or rates. Odyssey shall notify Client of any such increases in the fee percentages. The effective date of the fee increase to Client shall be the effective date of the increase to Odyssey.

7.5	Client shall collect and maintain records of the hours worked by Staff and shall provide such records to Odyssey for use in calculating wages owed to Staff. Client warrants and unconditionally guarantees the accuracy and completeness of the records of hours worked and other payroll records. Client shall not request or permit staff to work unreported hours, including any unreported overtime.

7.6	Client shall pay all invoices immediately upon receipt. Odyssey’s invoices that are not paid within 48 hours of submission to Client are past due. All past due amounts bear interest at the lesser rate of the maximum amount allowed by law, or one and a half percent (1.5%) per month, compounded monthly. Odyssey may, in its sole discretion, terminate this Agreement immediately, upon giving notice to Client, in the event that Client fails to pay any invoice within 48 hours after submission to Client. Client agrees that Odyssey may electronically debit Client’s bank account(s) for the amount of any invoice that remains unpaid more than 48 hours, or for the amount of any payment tendered by Client that is returned unpaid or refused by Client’s bank. Client shall reimburse Odyssey for all fees, costs charges and expenses, including attorney’s fees and cost of collection, incurred in the collection of amounts due hereunder.

7.7	In the event that any sales tax, service tax or other tax is due or becomes due on the services provided by Odyssey, Client shall immediately reimburse Odyssey for the full amount of any such tax.

VIII. INDEMNITY

8.1

Odyssey shall indemnify, defend and hold harmless Client, and its officers, directors and shareholders (“Client Indemnitees”) from and against any and all liability, expense (including attorney’s fees and costs of litigation) and claims for damages that are based on: (i) Odyssey’s failure to pay Staff utilized by Client covered by this Agreement; (ii) Odyssey’s failure to pay its withholding or employment taxes attributable to Staff covered by this Agreement; or, otherwise comply with applicable payroll tax laws; (iii) odyssey’s failure to maintain a statutory policy of workers’ compensation insurance or otherwise comply with workers’ compensation laws; provided, however, that Odyssey’s obligations in this Section VIII shall be expressly contingent upon Client having paid in full, all Odyssey invoices and having provided Odyssey complete and accurate information about the hours worked and nature of work performed by Staff. This indemnity expressly excludes and does not cover claims based on, related to, or arising out of any acts, errors, omissions or conduct of Staff.

8.2	Client shall indemnify, defend and hold harmless Odyssey, and its officers, directors, shareholders, employees and agents (“Odyssey Indemnities”) from and against any and all liability, expense (including attorney’s fees and costs of litigation) and claims for damages which Odyssey and/or Odyssey Indemnities may incur, suffer, become liable for or which may be asserted and which are based on, related to, arise out of, or are connected with: Client; Client’s business or operations; Client’s products, goods or services; any motor vehicle that is owned, borrowed or used by Client or by Staff; this Agreement; the activities, conduct, errors or omissions of Client’s employees or of Staff; any premises, property, machinery, equipment, or facilities owned, used, rented, leased or borrowed by Client, Client’s employees, or Staff; employment related claims asserted by Staff which are not otherwise covered by Employment Practices Liability Insurance; the use, production, sale or disposal of hazardous or dangerous chemicals, materials or products by Client, Client’s employees, or by Staff; or any other claim, demand, investigation, audit or suit by any employee, Staff, any government agency, or any third party.

8.3	All indemnities provided herein shall be deemed to be contractual in nature and shall survive the termination or breach of this Agreement, by any party for any reason.

IX. SAFE WORK ENVIRONMENT

9.1	Client warrants and represents that its premises, workplaces, equipment, machinery, environmental factors and training currently meet all applicable law and regulations related to safety, such as OSHA standards, and that they will be maintained in compliance with such law, regulations and standards throughout the duration of this Agreement.

9.2	Client, at its sole expense, shall furnish and ensure the use of all personal protective equipment, safety equipment and training required under all applicable federal, state and local laws, regulations and ordinances. Odyssey and its insurers shall have the right, but not the duty, to inspect the premises of Client and to make recommendations pertaining to job safety. Client shall grant Odyssey, its insurers and consultants, reasonable access to Client’s premise and worksites.

X. WAGE ASSIGNEMENT

10.1	Client expressly acknowledges that Odyssey has furnished labor services to Client, that Odyssey’s rights to payment hereunder, to the extent of payroll reimbursement, is an assignment right and not a subrogation right, and that Odyssey is entitled to priority in the event of filing by Client for bankruptcy protection under any provision of the United States Bankruptcy Code.

XI. TERMINATION

11.1	Notwithstanding other provisions of this Agreement, Odyssey shall have the right to immediately terminate and thereupon be relieved, absolved and discharged from all further responsibilities under this Agreement, upon delivery of written notice to Client, in the event of:

a.	Client’s failure to pay when due, in whole or part, any invoice or other amount owed to Odyssey, or any payment by Client to Odyssey being returned for any reason by Client’s financial institution;

b.	Client’s failure to properly report all time worked and wages due to Staff, work classifications of Staff, or Client’s failure to submit payroll information to Odyssey when due;

c.	Client’s failure to disclose key information regarding the nature of work duties, business operations or locations of any Staff, or misrepresentation of same;

d.	Client’s failure to notify Odyssey of any occupational injury or illness involving Staff, immediately upon learning of such injury or illness.

e.	Direct payment of wages or other compensation by Client to Staff for services performed under this agreement;

f.	Significant changes in Client’s business operations, financial condition or workforce composition that would materially change the risk or cost of providing services hereunder;

g.	Repeated breaches of any term of this Agreement or non-compliance with directives issued by Odyssey and/or its insurance carrier(s) involving workplace policies and/or employment practices, employee safety, return-to-work of injured employees, or timely reporting of work-related injuries and/or illness.

11.2	This Agreement may also be terminated at any time by either party in the event of any federal, state, or local legislation, regulatory action, or judicial decision, which adversely affects its interest under this Agreement. Any termination or expiration shall not relieve either party of any obligation set forth herein, including but not limited to, Client’s payment obligations to Odyssey.

11.3	Except as otherwise expressly provided in this Agreement, in the event of a breach of any term(s) of this Agreement, the non –breaching party must provide written notice to the other party and allow a fourteen (14) day cure period. Provided that such party fails to cure the breach, this Agreement may be cancelled by providing written notice as prescribed in Section XIII of this Agreement.

11.4	Upon breach or termination of this Agreement, Odyssey may loyoff the Staff and shall provide written notice to Staff concerning the termination of this Agreement. Client shall cooperate with Odyssey in providing such notice to Staff. Upon breach or termination of this Agreement, Client may continue to employ the former Staff, but Client shall be solely responsible for all employer obligations.

11.5	If Client fails to pay any Odyssey invoice when due, Client shall immediately pay, directly to Staff (or former Staff), any wages not paid by Odyssey. Staff are intended third party beneficiaries of the immediately preceding sentence and shall have an independent right to enforce this provision.

11.6	Upon termination of this Agreement, Odyssey will provide Client a copy of workers’ compensation claims loss data for the term of this Agreement, within 15 days of receipt of written request, provided that such request is received within 30 days of termination of this Agreement, unless otherwise required by law.

XII. GENERAL TERMS

12.1	In the event of any legal dispute arising from or relating to this Agreement, the prevailing party in such action shall be entitled to collect reasonable attorney’s fees and expenses in addition to any award resulting therefrom.

12.2	This Agreement is not assignable by Client, without the prior written consent of Odyssey.

12.3	This Agreement, all Schedules and Exhibits thereto, and any attached Addenda, signed by Odyssey and Client, constitute the entire agreement between Odyssey and Client. There are no other representations, whether oral or written, relied upon by Client. This Agreement can only be amended by written agreement of both parties, except Odyssey may amend this Agreement with thirty (30) days prior written notice to Client in order to comply with local, state or federal laws or regulations, or to implement requirements or insurance carriers or industry certification programs.

12.4	This Agreement shall be construed and enforced under the Federal Arbitration Act, and the laws of the United States and of the State of Texas, other than conflicts of law rules with shall not apply. Venue for any dispute between Client and Odyssey shall be either Harris County, Texas or Tarrant County, Texas whichever is closer to Client.

12.5	Failure to enforce any provision contained herein shall not serve to waive either of the parties’ rights to recovery or enforcement at any other time, or in any way serve to modify or alter the provisions of this Agreement.

12.6	If any provision of this Agreement should be held invalid, the remaining provisions shall remain in effect and be so construed as to effectuate the intent and purpose of this Agreement. The agreement to arbitrate constitutes an independent agreement of the parties and is intended by the parties to be enforceable without regard to whether this Agreement has been materially breached by any party.

12.7	Neither Odyssey nor Client shall be required to perform any term, condition or covenant of this Agreement in the event that such performance is delayed or prevented by Force Majeure, which shall mean acts of God, strikes, lockouts, labor restrictions by any governmental authority, civil riot, floods, and any other cause not reasonably within the control of Odyssey or Client, and which with the exercise of due diligence, Odyssey or Client is unable, wholly or in part, to prevent or overcome.

12.8	In the event that Client believes that it has any cause of action against Odyssey, Client shall provide written notice to Odyssey of such claim or cause of action not later than one hundred (100) days after the date on which the alleged causes of action arose. Client waives any cause of action for which such written notice is not provided to Odyssey.

12.9	Client additionally agrees that any alleged cause of action against Odyssey must be legally asserted by filling a written demand for arbitration not later than twenty-five (25) months after the date on which the alleged cause of action arose. Unless such demand for arbitration is filed within such twenty-five (25) month period, Client agrees that all such alleged causes of action are waived and barred by limitations.

12.10	In the event that either or both of the immediately preceding paragraphs are found unenforceable under applicable law, Client shall give notice within the shortest time period permitted under law and shall file a demand for arbitration within the shortest time period permitted under law.

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XIII. NOTICES

13.1	All notices, requests and communications permitted or required hereunder (“Notice”) shall be in writing and hand delivered or mailed by United States registered, certified or express mail, return receipt requested, and addressed to the party’s principal place of business as indicated in Schedule A to this Agreement, or to such other address as either party may have furnished to the other in writing. Notice is deemed given on the date of actual delivery unless Notice is mailed. If Notice is mailed, Notice is deemed given either five (5) days after the date on which the envelope containing the Notice is deposited in the United States mail, properly addressed and with sufficient postage prepaid, or upon the actual date of receipt, whichever is earlier.

XIV. ARBITRATION

14.1	All disputes between Odyssey and Client shall be resolved exclusively through arbitration under the Federal Arbitration Act, and administered by the American Arbitration Association under its Commercial Arbitration Rules. The decision of the arbitrator shall be final and binding, and may be enforced by any court with jurisdiction. The arbitrator shall be bound by the substantive law and law of remedies of the United States and of the State of Texas. The arbitrator shall apply recognized privileges and exemptions from discovery. The parties agree to engage in reasonable pre-hearing discovery. The parties intend this agreement to arbitrate to be an independently enforceable agreement to arbitrate all disputes and that this agreement to arbitrate shall survive the expiration. breach or termination of this Agreement. Prior to instituting arbitration, the parties shall attempt to resolve disputes by: (a) direct discussions between senior management; and (b) _mediation. Unless waived by the party against which the claim is made, the arbitrator shall have the authority to enter interim or preliminary relief. In cases in which interim or temporary relief is sought, a party may demand arbitration and seek the interim or temporary relief prior to participating in mediation.

XV. AUTHORITY TO EXECUTE

15.1	The parties each represent, covenant, and warrant that each has actual authority and power to enter into this Agreement and to be bound by the terms and conditions hereof. Any individual signing this Agreement on behalf of Client represents, warrants and guarantees that he or she has full authority to do so. This agreement is binding upon Odyssey only if signed by the Chief Executive Officer, President or a Sr. Vice-President of Odyssey.

Agreed:

PGI Energy Fund 1 Series 2010 Inc.		ODYSSEY OUTSOURCING, INC.

(Signature)		(Signature)

By:	Robert Gandy	By:	David Williams
(Print Name)

Title:	Director	Title:	Chief Executive Officer

Date:	5/21/10	Date:	5-26-10

SCHEDULE A

CLIENT DATA AND FEE SCHEDULE

Effective Date: the 14th day of June, 2010

CLIENT: PG1 Energy Fund 1 Series 2010 Inc.

EMPLOYEE CLASS	DESCRIPTION	RATE	STATE
8810L	EXECUTIVE OWNERS/OFFICERS	11.80%	TX
8810	CLERICAL: OFFICE EMPLOYEES NOC	11.80%	TX

      Administrative Fee:

$32.19 per Employee per Weekly Payroll

or

$64.38 per Employee per Bi-Weekly Payroll

or

$69.75 per Employee per Semi-Monthly Payroll

or

$139.50 per Employee per Monthly Payroll

The percentage fee set forth herein is in addition to payment by Client of all payroll amounts paid by Odyssey for Staff.

Delivery Charge: $10.00 per shipment

Security Deposit: $00.00 payable at Agreement signing

One Time Set-Up Fee: $6,900

Method of payment: Bank Wire Transfer

PG1 Energy Fund 1 Series 2010 Inc.		ODYSSEY OUTSOURCING, INC.
7322 Southwest Freeway, Suite 1100		204 North Ector Drive
Houston, TX 77074		Euless, TX 76039

(Signature)		(Signature)

By:	Robert Gandy	By:	David Williams
(Print Name)

Title:	Director	Title:	Chief Executive Officer

Date:	5/21/10	Date:	5-26-10

SCHEDULE B

EMPLOYEE BENEFIT PLAN

Client Information
Client Number(s)	Client
	PG1 Energy Fund 1 Series 2010 Inc.

Benefit Plan(s) Effective Date	Contact Name

Client Type	Address
☒ New Client	7322 Southwest Freeway, Suite 1100
☐ Existing Client	City	State	Zip
	Houston	TX	77074

Plan Election
Group Term Life Insurance and Accidential Death and Dismemberment		Employer contribution towards:

Carrier: Ilumana
☑ Accept ☐$10,000 FLAT		Employee Only		100%
☐ Decline ☐$30,000 FLAT		Dependent Life		0%
☐ Pending ☑$50,000 FLAT		Supplimental Life		0%
☐IX Salary (up to a maximum of $50,000)		Supplimental AD&D		0%
Medical (Requires 75% Participation among Eligible Employees)		Employer contribution towards:
☑ Accept	PLAN 1: (Base Plan) Carrier: UHC Plan Name: 9L.H Deductible: $1000 Rx Plan Name: JD	PLAN1: Employee Only Dependents Flat Dollar Amount*: EE ES
☐ Decline				100%
☐ Pending				100%

		EC EF

		*Listed Employer Contribution satisfies Carrier Requirement of 50% of “Employee Only” Rate. Upon Carrier-applied rate increase, listed contribution may be increased, if necessary, to comply with Carrier’s contribution requirement.

☐ Dual Option	PLAN 2: (Buy-up Plan)	PLAN 2: (Check only one)

	Carrier: BlueCross BlueShield	Same Percentage Contribution as PLAN 1:	☐
	Plan Name: Deductible: $	Same Dollar Contribution as PLAN 1:	☐
	Rx Plan Name:
		Flat Dollar Amount:
		EE $ ES $
		EC $ EF $
Dental	Options	Employer contribution towards:

Carrier: UHC
☑ Employer Sponsored*	Plan: UHC P4881	Employee Only		100%
☐ Voluntary (No Employer Contribution Required)	Plan:	Dependents		100%
☐ Decline		Flat Dollar Amount:
☐ Pending		EE $ ES $
		EC $ EF $
* Minimum Employer Contribution of 50% of “Employee Only” Rate Required.
** Orthodontia Coverage Only Available to Groups that Maintain a Minimum of Ten or more Dental Enrollees.		Minimum Employer Contribution of 50% of “Employee Only” Rate Required for Employer Sponsored Plan.

Vision*	Employer contribution towords
Carrier: UHC V0012
✓ Class 1 (Employer Pays 100% of Employee and Dependent Coverage)		Employee	Dependents
☐ Class 2 (Employer Pays 100% of Employee Coverage)	Class 1	100%	100%
☐ Class 3 (No Employer Contribution Required)	Class 2	100%		%
☐ Decline	Class 3%			%
☐ Pending
* Vision Coverage may require participation in a medical and/or Dental Plan and may be subject to Minimum Participation requirements.

Short-term Disabillity*	Long-Term Disability*
Carrier:	Carrier:
☐ Non-Contributory(100% Client paid)	☐ Non-Contributory(100% Client paid)
☐ Contributory (Employee Paid)	☐ Contributory (Employee Paid)
☐ 15/13 (start day 15, 13 week duration, 60% of Salary, $1000 max/wk)	☐90 day $10,000 max (90 day elimination, 60% of salary to a max of $10,000/mo)
☐ 15/26 (start day 15, 26 week duration, 60% of Salary, $1000 max/wk)	☐180 day $10,000 max (180 day elimination, 60% of salary to a max of $10,000/mo)
☐Accept	☐Accept
☐ Decline	☐ Decline
✓ Pending	✓ Pending
* Contributory Disability Coverage Only Available to Groups that Maintain a Minimum of Ten or More Disability Enrollees.	* Contributory Disability Coverage Only Available to Groups that Maintain a Minimum of Ten or More Disability Enrollees.

Broker of Records*
✓ I wish to appoint One Source Benefit Solutions, Inc. as Broker of Record (Additional documents will follow)
☐ I do not wish to appoint One Source Benefit Solutions, Inc. as Broker of Record
* Odyssey’s administration will only apply to those plans in which One Source Benefit Solutions, Inc. is appointed as the Broker of Record.
Eligibility Information-Waiting Period-Any requested benefits will become effective on the 1st day of the month coincident with or following:	MF ✓ 0 Days of Employment	☒ 60 Days of Employment
	☐ 30 Days of Employment	☐ 90 Days of Employment
Cobra Eligible: ✓Yes ☐ No (20 or more employees)	State Contribution: ☐ Yes ✓ No (Less than 20 employees)

Signature	5/21/10		5-26-10
Client Owner/Officer (Signature)	Date	Odyssey Owner/Officer (Signature)	Date
Client Owner/Officer(Print Name)		David Williams, CEO Odyssey OutSourcing, Inc.

11

TEXAS ADDENDUM

This Addendum modifies the Staff Services Agreement and Terms and Conditions entered into between Client and Odyssey. In the event of any conflict, this Addendum shall control. Any references in the Staff Services Agreement or this Addendum to “Agreement”, or words of similar import, shall refer to the Staff Services Agreement as modified by this Addendum.

1.	Client understands that the Texas Labor Code provides that if this Agreement is terminated for any reason, more than two years after its effective date, and Client either obtains a new workers ‘compensation insurance policy or adds the former Staff to an existing policy, the premium for Client’s workers’ compensation insurance policy may be based on the lower of: (1) Client’s experience modifier prior to entering into this Agreement; or (2) Odyssey’s experience modifier at the time this Agreement is terminated.

2.	Client understands that the Texas Staff Leasing Services Act provides that if this Agreement is terminated for any reason, Client may be treated as a new employer, without a previous experience rating, for Texas unemployment compensation tax purposes, unless Client is otherwise eligible for an experience rating.

3.	Odyssey is regulated by the Texas Department of Licensing & Regulation. Any unresolved complaints may be referred to the Department at P.O. Box 12157, Austin, Texas 78711 or by calling 1-512-463-6599.

4.	Odyssey: (1) assumes the obligation to pay wages to the Staff without regard to payment by the Client; and (2) assumes responsibility for the payment of payroll taxes and collection of taxes from payroll on Staff assigned to Client. Nothing in this or any other provision of this Agreement relieves Client of its obligations to pay Odyssey in full and on time. Client’s failure to pay Odyssey shall be a breach of the Agreement and entitle Odyssey to terminate the Agreement immediately. Notwithstanding any other provision of this Agreement, Odyssey has not contracted to fund compensation other than amounts specifically reported by Client to Odyssey. Client is solely responsible for any wages or compensation, including overtime, vacation pay, holiday pay, sick leave pay, parental or family leave pay, severance pay, bonuses, commissions stock option grants, deferred compensation or other amounts that were not timely and accurately reported to Odyssey each pay period. If Client has been in business one year or more, Client warrants and represents that all of the following are true: (a) at least 75% of the persons who will become Staff were previously employees of Client (or in a shared employment relationship with Client and a licensed staff leasing firm) for a period of at least three months immediately prior to the effective date of this Agreement; (b) none of the Staff were previously employees of a company that provides taxable services to Client; and (c) a shared employment relationship exists between Client and Odyssey as to the Staff.

5.	If Client has been in business less than one year, Client warrants and represents that all of the following are true: (a) none of the persons who will become Staff were previously employees of a company that provides taxable services to Client; and (b) a shared employment relationship exists between Client and Odyssey as to the Staff.

6.	Odyssey represents that: (a) none of the Staff were previously employees of Odyssey, except for a shared employment relationship with a different client of Odyssey; and (b) a shared employment relationship exists between Client and Odyssey as to the Staff.

Agreed:

PGI Energy Fund 1 Series 2010 Inc.		ODYSSEY OUTSOURCING, INC

(Signature)		(Signature)
By:	Robert Gandy	By:	David Williams
(Print Name)

Title:	Director	Title:	Chief Executive Officer

Date:	5/21/10	Date:	5-26-10

ADDENDUM

STATUTORY WAGE LIMIT

SOCIAL SECRITY/FUTA

This Addendum modifies the Staff Services Agreement and Terms and Conditions entered into on June 14, 2010, between Odyssey Outsourcing, Inc. (“Odyssey”) and PGI Energy Fund 1 Series 2010 Inc. (“Client”). In the event of any conflict, this Addendum shall control. Any references in the Staff Services Agreement or this Addendum to “ Agreement” Shall refer to the Staff Services Agreement as modified by this Addendum.

1.	Odyssey agrees that it will not charge to Client those rates associated with Social Security tax (OASDI) and Federal Unemployment tax, (FUTA) on staff, under the referenced Agreement, when the individual Staff have reached the statutory wage limits for each of the above referenced taxes. That is, when Odyssey is no longer required to pay the tax on an individual, it will reduce Client’s charge, as Stated in Schedule A to this Agreement, by an equal amount.

2.	In all other aspects, the Agreement remains as written

Agreed:

PGI Energy Fund 1 Series 2010 Inc.		ODYSSEY OUTSOURCING, INC.

(Signature)		(Signature)

By:	Robert Gandy	By:	David Williams
(Print Name)

Title:	Director	Title:	Chief Executive Officer

Date:	5/21/10	Date:	5-26-10

ODYSSEY OUTSOURCING, INC.

LIMITED PERSONAL GUARANTY

I have signed this Limited Personal Guaranty in order to induce Odyssey OutSourcing, Inc. (“Odyssey”) to enter into a Staff Services Agreement (“Agreement”) with PGI Energy Fund 1 Series 2010 Inc, (“Client”) and to provide Professional Employer Services to Client. I have a substantial interest in Client and in assuring that Odyssey provides its services to Client. I have executed this Limited Personal Guaranty in order to induce Odyssey to provide services to Client and I acknowledge that I have done so solely for a business purpose, and not for any personal, family or household purpose.

I personally and individually guarantee payment of those amounts due by Client to Odyssey for services provided under the Agreement. This Guaranty shall be limited to those amounts specified under Section VII of the Agreement, Fees; Payments and shall not include any other amounts due by Client to Odyssey. In particular, I guarantee those amounts paid and/or payable to the Staff by Odyssey (such as wages and other compensation) and the cost of any statutory payroll taxes, workers’ compensation insurance and employee benefits provided to the Staff. Such guaranty shall apply to any amounts which are not paid by client, in full, within ten (10) days following the invoice date. No further costs, expenses, legal fees (other than those incurred enforcing this Guaranty), or recoveries may be made or interpreted as being covered by this Limited Personal Guaranty.

The bankruptcy of Client will not operate to reduce or relieve any obligation under this Guaranty. Partial payment by Client or any other guarantor will not relieve my obligations under this Guaranty. My obligations under this Guaranty will not be reduced or waived by any settlement or release entered into with Client or any other guarantor and I waive presentment, demand for payment, protest, notice of dishonor or nonpayment of any indebtedness, or taking of any other action by Contractor.

Any dispute between Odyssey and me shall be submitted to final and binding Arbitration pursuant to the Federal Arbitration Act and under the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding and may be enforced by any court with jurisdiction.

Personal Guarantor (Signature)	Witness (Signature)

Robert Gandy
(Print Name)	(Print Name)

5/21/10
Date	Date